Exhibit 10.2

Energy 11 GP, LLC
814 East Main Street
Richmond, Virginia  23219

Energy 11 GP, LLC

Energy 11 GP, LLC (the “GP”) is in the process of organizing Energy 11, L.P. (the “Company”), and registering Units in the Company for sale to the public.

The GP is the current owner of certain incentive distribution rights interests in the Company (the “GP interests").  The attributes of the GP interests are described in the Company’s Certificate of Formation, Limited Partnership Agreement and Registration Statement, each of which you have been given (and as each may be amended, from time to time).

The GP has determined to grant to you a 5% economic interest in the GP interests (the “Granted interests”), which is generally described in the Company’s prospectus.

By accepting this grant by executing below, you and the GP agree that you shall be entitled to the benefits (if any) associated with the Granted interests described above.  In connection with your receipt of the Granted interests, we agree to issue to you a Schedule K-1 reflecting your economic interest (described above), at or around the time that Schedule K-1s are issued by the GP to other recipients thereof.  You understand that the Granted interests are limited to the benefits associated with the GP interests for the Company, and there is no assurance that these will ultimately have any particular value.  At the date of the signing, the GP interests and the Granted interests have no current value.

GP agrees to maintain the Company until such time as a triggering event occurs.

Very truly yours,

Energy 11 GP, LLC

/s/ David McKenney
David McKenney, Chief Financial Officer

All above terms reviewed and agreed to:

/s/ Clifford Merritt
Clifford Merritt